Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Allscripts Healthcare Solutions, Inc. of our report dated January 31, 2006 relating to the financial statements of A4 Health Systems, Inc., which appears in the Current Report on Form 8-K of Allscripts Healthcare Solutions, Inc. dated March 2, 2006.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

June 23, 2006